Exhibit 10.3

The following is a summary description of the arrangements with the Company’s non-employee members of the Board of Directors regarding their compensation effective as of October 27, 2010:

Each non-employee director is paid an annual retainer of $60,000 for his or her services as a director. Each member of the Compensation Committee (other than the Chairperson) receives an additional annual retainer of $10,000; and the Chairperson of the Compensation Committee receives an annual retainer of $25,000. Each member of the Audit Committee (other than the Chairperson) receives an additional annual retainer of $10,000; and the Chairperson of the Audit Committee receives an annual retainer of $25,000. Each member of the Nominating and Corporate Governance Committee (other than the Chairperson) receives an additional annual retainer of $10,000; and the Chairperson of the Nominating and Corporate Governance Committee receives an annual retainer of $15,000. Each member of the Compliance Committee (other than the Chairperson) receives an additional annual retainer of $10,000; and the Chairperson of the Compliance Committee receives an annual retainer of $20,000. Non-employee directors will also receive $1,500 for each Board meeting attended in excess of six Board meetings in a fiscal year, and each Committee member will receive $1,500 for each Committee meeting attended in excess of six meetings in a year.

Each non-employee director will also receive an annual grant of deferred stock units (“DSUs”) with a target value of $90,000, calculated based upon the average closing market price of the Company’s common stock during the month prior to the month in which the grant is made, but in no event to exceed 15,000 DSUs. The lead independent director will also receive an additional annual grant of DSUs with a target value of $30,000, calculated in the same manner. These DSUs vest in four equal quarterly installments during the year following the grant date, but may not be sold, and remain tax-deferred, until the earlier to occur of (i) three years after the date of grant, (ii) the director’s separation from service on the Board, (iii) the director’s death or disability, or (iv) a change-in-control of Corinthian.